Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

First Amendment to Credit Agreement, dated November 30, 2011, by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), each of the Guarantors (as defined in the Credit Agreement (as defined below)) party hereto, RSC Insurance Services Ltd., a Bermuda company ("RSC"), PNC Bank, National Association ("PNC Bank") and various other financial institutions party hereto (PNC Bank and such other financial institutions are collectively, the "Banks"), and PNC Bank, in its capacity as administrative agent for the Banks (hereinafter referred to in such capacity as the "Administrative Agent") (the "First Amendment").

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, RSC, the Banks, the Administrative Agent,  JPMorgan Chase Bank, N.A., in its capacity as syndication agent for the Banks (hereinafter referred to in such capacity as the "Syndication Agent"), U.S. Bank, National Association, in its capacity as co-documentation agent for the Banks, Bank of America, N.A., in its capacity as co-documentation agent for the Banks and Fifth Third Bank, in its capacity as co-documentation agent for the Banks (each a "Co-Documentation Agent" and hereinafter collectively referred to in such capacity as the "Co-Documentation Agents") have entered into that certain Credit Agreement, dated September 2, 2010 (as amended, modified or supplemented from time to time, the "Credit Agreement"); and

WHEREAS, the Borrower, the Guarantors and RSC desire to amend certain provisions of the Credit Agreement, and the Administrative Agent and each of the Banks desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             All capitalized terms used herein that are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2.             Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in their appropriate alphabetical order:

Adjustment Date shall have the meaning specified in Schedule 1.1(A).

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

First Amendment Closing Date shall mean November 30, 2011.

3.             Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

Expiration Date shall mean, with respect to the Revolving Credit Commitments, November 30, 2016.

Defaulting Bank shall mean any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Bank, PNC (as the Swing Loan Bank) or any Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank's good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank's good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent's receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has failed at any time to comply with the provisions of Section 4.3 with respect to purchasing participations from the other Banks, whereby such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Banks.

As used in this definition and in Section 2.13 [Defaulting Banks], the term "Bankruptcy Event" means, with respect to any Person, such Person or such Person's direct or indirect parent company becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person's direct or indirect parent company by a Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Ratable Share shall mean the proportion that a Bank's Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Banks, provided that in the case of Section 2.13 [Defaulting Banks] when a Defaulting Bank shall exist, "Ratable Share" shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Bank's Commitment) represented by such Bank's Commitment.  If the Commitments have terminated or expired, the Ratable Share shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

4.             Section 2.8.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

2.8.2           Notices From Banks That Optional Currencies Are Unavailable to Fund New Loans.

The Banks shall be under no obligation to make the Revolving Credit Loans requested by the Borrower which are denominated in an Optional Currency if any Bank notifies the Administrative Agent by 5:00 p.m., Pittsburgh, Pennsylvania time four (4) Business Days prior to the Borrowing Date for such Loans that such Bank cannot provide its share of such Loans in such Optional Currency due to any Change in Law which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Loan in an Optional Currency.  In the event the Administrative Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Administrative Agent will notify the Borrower no later than 12:00 noon, Pittsburgh, Pennsylvania time, three (3) Business Days prior to the Borrowing Date for such Loans that the Optional Currency is not then available for such Loans, and the Administrative Agent shall promptly thereafter notify the Banks of the same.  If the Borrower receives a notice described in the preceding sentence, the Loan Request for such Loans will be automatically cancelled.

5.             The following new Section 2.13 of the Credit Agreement is hereby added immediately after Section 2.12 of the Credit Agreement:

2.13           Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

2.13.1                      fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 2.3 [Commitment Fees];

2.13.2                      the Commitment and outstanding Loans of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1 [Modifications, Amendments or Waivers]); provided, that this clause (ii) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank directly affected thereby;

2.13.3                      if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Bank becomes a Defaulting Bank, then:

2.13.3.1                      all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Bank shall be reallocated among the non-Defaulting Banks in accordance with their respective Ratable Shares but only to the extent that (x) the Dollar Equivalent Revolving Facility Usage does not exceed the total of all non-Defaulting Banks' Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

2.13.3.2                      if the reallocation described in Section 2.13.3.1 above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, cash collateralize for the benefit of the Issuing Bank the Borrower's obligations corresponding to such Defaulting Bank's Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to Section 2.13.3.1 above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

2.13.3.3                      if the Borrower cash collateralizes any portion of such Defaulting Bank's Letter of Credit Obligations pursuant to Section 2.13.3.2 above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Bank's Letter of Credit Obligations during the period such Defaulting Bank's Letter of Credit Obligations are cash collateralized;

2.13.3.4                      if the Letter of Credit Obligations of the non-Defaulting Banks are reallocated pursuant to Section 2.13.3.1 above, then the fees payable to the Banks pursuant to Section 2.9.2 shall be adjusted in accordance with such non-Defaulting Banks' Ratable Share; and

2.13.3.5                      if all or any portion of such Defaulting Bank's Letter of Credit Obligations are neither reallocated nor cash collateralized pursuant to Section 2.13.3.1 or 2.13.3.2 above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all Letter of Credit Fees payable under Section 2.9.2 with respect to such Defaulting Bank's Letter of Credit Obligations shall be payable to the Issuing Bank (and not to such Defaulting Bank) until and to the extent that such Letter of Credit Obligations are reallocated and/or cash collateralized; and

2.13.3           so long as such Bank is a Defaulting Bank, PNC shall not be required to fund any Swing Loans and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank is satisfied that the related exposure and the Defaulting Bank's then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.13.3, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.13.3.1 (and such Defaulting Bank shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent company of any Bank shall occur following the date hereof and for so long as such event shall continue, or (ii) PNC or the Issuing Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Bank, satisfactory to PNC or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder.

In the event that the Administrative Agent, the Borrower, PNC and the Issuing Bank agree in writing that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Banks shall be readjusted to reflect the inclusion of such Bank's Commitment, and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Ratable Share.

6.             Clause (i) of Section 3.4.2 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(i)           the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or by any Change in Law, or

7.             The first (1st) paragraph of Section 4.6.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

If any Law, guideline or interpretation or any Change in Law:

8.             Schedule 1.1(A) to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted Schedule 1.1(A) attached hereto.

9.             The provisions of Section 2 through 8 of this First Amendment shall not become effective until the Administrative Agent has received the following, each in form and substance acceptable to the Administrative Agent and its counsel:

(a)             this First Amendment, duly executed by the Borrower, the Guarantors, RSC and the Banks;

(b)             the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit A attached hereto and made a part hereof;

(c)             payment of all fees and expenses owed to the Administrative Agent, the Banks and the Administrative Agent's counsel in connection with this First Amendment and the Credit Agreement; and

(d)             such other documents as may be reasonably requested by the Administrative Agent.

10.           The Loan Parties and RSC hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by them pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

11.           The Loan Parties and RSC hereby represent and warrant to the Administrative Agent and each of the Banks that (i) the Loan Parties and RSC have the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Loan Parties and RSC executing this First Amendment have been duly authorized to execute and deliver the same and bind such Loan Parties and RSC with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and RSC and the performance and observance by the Loan Parties and RSC of the provisions hereof, of the Credit Agreement and of all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or RSC or any Law applicable to the Loan Parties or RSC or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties or RSC; and (iv) this First Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties and RSC in connection herewith or therewith constitute valid and binding obligations of the Loan Parties and RSC in every respect, enforceable in accordance with their respective terms.

12.           The Loan Parties and RSC represent and warrant to the Administrative Agent and each of the Banks that (i) no Event of Default or Potential Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof, (ii) the Schedules attached to and made a part of the Credit Agreement are true and correct as of the date hereof and there are no modifications or supplements thereto, and (iii) they presently have no claims or actions of any kind at law or in equity against the Banks, the Administrative Agent, the Syndication Agent or the Co-Documentation Agents arising out of or in any way relating to the Credit Agreement or the other Loan Documents.

13.           Each reference to the Credit Agreement that is made herein, in the Credit Agreement or in any other document executed or to be executed in connection herewith or with the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

14.           The agreements contained in this First Amendment are limited to the specific agreements made herein.  Except as amended hereby, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.  This First Amendment amends the Credit Agreement and is not a novation thereof.

15.           This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

16.           This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the State of New York without regard to the principles of the conflicts of law thereof.  The Loan Parties, RSC, the Banks, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents hereby consent to the jurisdiction and venue of the Supreme Court of New York County and the United States District Court for the Southern District of New York with respect to any suit arising out of or mentioning this First Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers on the date first written above.

BORROWER:

WITNESS:	PAPA JOHN'S INTERNATIONAL, INC.

/s/ Kenneth Cox	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
	Title:	SVP, CFO & Treasurer

GUARANTORS:

WITNESS:	PAPA JOHN'S USA, INC.

/s/ Kenneth Cox	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
	Title:	SVP, CFO & Treasurer

WITNESS:	PREFERRED MARKETING SOLUTIONS, INC.

/s/ Kenneth Cox	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
	Title:	Treasurer

WITNESS:	CAPITAL DELIVERY, LTD.

/s/ Kenneth Cox	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
	Title:	President & Treasurer

WITNESS:	RISK SERVICES CORP.

/s/ Kenneth Cox	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
	Title:	President & Treasurer

WITNESS:	PJ FOOD SERVICE, INC.

/s/ Kenneth Cox	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
	Title:	Treasurer

WITNESS:	TRANS PAPA LOGISTICS, INC.

/s/ Kenneth Cox	By:	/s/ Lance F. Tucker
	Name:	Lance F. Tucker
	Title:	Treasurer

RSC:

WITNESS:	RSC INSURANCE SERVICES LTD.

/s/ Kenneth Cox	By:	/s/ Joseph H. Smith IV
	Name:	Joseph H. Smith IV
	Title:	Vice President & Treasurer

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as
a Bank and as Administrative Agent

By:	/s/ Deroy Scott
Name:	Deroy Scott
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Bank
and as Syndication Agent

By:	/s/ Sherry Matthews
Name:	Sherry Matthews
Title:	AVP

BANK OF AMERICA, N.A., as a Bank and as
Co-Documentation Agent

By:	/s/ Thomas C. Kilcrease, Jr.
Name:	Thomas C. Kilcrease, Jr.
Title:	Senior Vice President

FIFTH THIRD BANK, as a Bank and as
Co-Documentation Agent

By:	/s/ Mike Gifford
Name:	Mike Gifford
Title:	VP

U.S. BANK, NATIONAL ASSOCIATION, as
a Bank and as Co-Documentation Agent

By:	/s/ David Wombwell
Name:	David Wombwell
Title:	Sr. Vice President

BRANCH BANKING AND TRUST
COMPANY, as a Bank

By:	/s/ Greg R. Branstetter
Name:	Greg R. Branstetter
Title:	SVP

SCHEDULE 1.1(A)

PRICING GRID--

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Pricing Level	Leverage Ratio	Base Rate Margin	Euro-Rate Margin	Commitment Fee Percentage	Letter of Credit Fee Percentage
I	If the Leverage Ratio is less than 1.00 to 1.00	0.000%	0.750%	0.150%	0.750%
II	If the Leverage Ratio is greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.000%	1.000%	0.175%	1.000%
III	If the Leverage Ratio is greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.250%	1.250%	0.200%	1.250%
IV	If the Leverage Ratio is greater than or equal to 2.00 to 1.00	0.500%	1.500%	0.225%	1.500%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage:

(a)           The Applicable Margin, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage for the period commencing on the First Amendment Closing Date through the day immediately preceding the first (1st) Adjustment Date, shall be based on Level I of the Pricing Grid above.

SCHEDULE 1.1(A) - 1

(b)           The Applicable Margin, the Applicable Commitment Fee Percentage and the Applicable Letter of Credit Fee Percentage shall be recomputed as of the end of each fiscal quarter ending after the First Amendment Closing Date based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Percentage or the Applicable Letter of Credit Fee Percentage computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.3 [Certificate of Borrower] (each, an "Adjustment Date").  If a Compliance Certificate is not delivered when due in accordance with such 7.3.3 [Certificate of Borrower], then the rates in Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

SCHEDULE 1.1(A) - 2

EXHIBIT A

PRELIMINARY CLOSING AGENDA

Exhibit intentionally omitted. Papa John’s International, Inc.
will furnish to the Securities and Exchange Commission
any omitted schedule or exhibit upon request.